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                                                                    EXHIBIT 99.1

         ENDOCARE EXPANDS AGREEMENT TO DISTRIBUTE 15-MINUTE PSA TEST TO
       UROLOGISTS; EXPANDS EXISTING OEM AGREEMENT WITH QUALIGEN PHYSICIAN
                               OFFICE LAB SYSTEM

IRVINE, Calif., Oct. 8 /PRNewswire/ -- Endocare, Inc. (Nasdaq: ENDO), a developer of innovative temperature-based treatments for prostate cancer and prostate obstruction, today announced that it entered into a new expanded distribution agreement with privately held Carlsbad, CA-based Qualigen, Inc. Under the new agreement, the Endocare sales force will now sell Qualigen's FDA-cleared, 15-minute total prostate specific antigen (Total PSA) test as a stand-alone product, non-exclusively directly to urology practices. The test, which provides rapid, fully-automated, laboratory quality PSA test results in physician office laboratories, eliminates patient anxiety that can result from delays in receiving test results.

An estimated 25 million PSA tests are performed in the United States annually. Physicians currently refer essentially all of these tests to third party laboratories with the results normally being available only after several days.

Endocare Chairman and Chief Executive Officer Paul Mikus said that Qualigen's FDA-cleared FastPack(R) System provides a step forward in prostate diagnostics. "Eliminating the several day wait in determining a PSA test result," he commented, "and allowing the physician to move down the treatment path faster, can provide the patient with a less stressful diagnostic experience."

Qualigen, Inc. Chairman and Chief Executive Officer Michael Poirier stated, "Endocare's strong presence in the urology market, specifically with physicians who treat prostate cancer, and its ongoing relationships with urology practice groups makes it a logical distribution partner for our PSA technology. We look forward to a long and successful relationship with Endocare." Mikus commented, "In order to establish Endocare as a total solutions provider for urology and prostate disease, it is important that we provide diagnostic solutions as well as therapies. We are currently rolling out the Qualigen test with the goal of integrating more closely the diagnostic and treatment phases of patient care and allowing the urologist to quickly and effectively perform these functions in the office environment. We plan to supplement the PSA test with a targeted biopsy technology currently under development and other tests. When developed, this in-office suite of products will allow both the physician and patient to eliminate much of the waiting involved with a patient's diagnosis, diminish the expense and logistical challenge of the third-party laboratory and eventually, should improve the quality and specificity of the diagnosis."

According to Mikus, Endocare plans to use the FastPack(R) System in connection with newly developed regional prostate cancer centers, which Endocare plans to call TCAP(TM) Regional Centers of Excellence. The centers, slated to operate at prominent medical centers across the nation, are specifically targeted for men who have undergone radiation therapy for prostate cancer and whose cancer has returned. Each center will offer immediate diagnosis and minimally invasive treatment of a range of prostate cancer conditions.


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About Endocare

Endocare, Inc is a medical device company focused on the development of urological healthcare technologies with the potential to dramatically improve men's health and quality of life. Endocare has initially concentrated on developing devices for the treatment of the two most common diseases of the prostate, prostate cancer and benign prostate hyperplasia. Endocare also believes that its proprietary cryosurgical technologies have broad applications across a number of surgical markets, including treating tumors in the kidney, lung, breast, liver and bones, as well as treatment of cardiac arrhythmia. More information on the Company and its products is available at www.endocare.com About Qualigen

Founded in 1996, Qualigen has developed and is commercializing the FastPack System, a proprietary diagnostic testing system for performing rapid quantitative immunoassay tests. The system is a common platform for performing a broad menu of immunoassay tests that the Company has under development. More information on the Company and its products is available at www.qualigeninc.com.

This release contains forward-looking statements. These statements are subject to risks and uncertainties including, but not limited to, those discussed in Endocare's Form S-3 shelf registration statement and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, limited operating history of Endocare with a history of losses; uncertainty regarding market acceptance of Endocare's new products; uncertainty of product development and the associated risks related to clinical trials; ability to convince health care professionals and third party payers of the medical and economic benefits of Endocare's products; difficulty in managing growth; Endocare's limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to Endocare's technology; the rapid pace of technological change in Endocare's industry; and fluctuations in Endocare's order levels. The actual results that Endocare achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact Investors, Matt Clawson, matt@allencaron.com, or Media, Len Hall, len@allencaron.com, both of Allen & Caron, Inc., +1-949-474-4300, for Endocare, Inc.; or Paul Mikus, President and CEO of Endocare, Inc., +1-949-595-4770.


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